Exhibit (i)(1)

CONSENT OF K&L GATES LLP

As counsel for PowerShares Exchange-Traded Fund Trust (the “Registrant”), we consent to the incorporation by reference of our opinion for each of the Registrant’s series, to Post-Effective Amendment No. 248 to the Registrant’s registration statement on Form N-1A, Securities Act File No. 333-102228, filed on August 28, 2014. We also hereby consent to the reference to our firm under the headings “Fund Service Providers” in the Prospectus and “Miscellaneous Information—Counsel” in the Statement of Additional Information comprising a part of Post-Effective Amendment No. 248 to the Registrant’s registration statement on Form N-1A. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ K&L Gates LLP
Chicago, Illinois
August 28, 2014